Exhibit 10.1

I Squared Capital Registered Advisor LLC
600 Brickell Avenue, PH

Miami, Florida 33131

August 11, 2025

ISQ Open Infrastructure Company LLC
600 Brickell Avenue, PH

Miami, Florida 33131

Re:	Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

I Squared Capital Registered Advisor LLC (the “Manager”) hereby confirms its agreement as follows in respect of ISQ Open Infrastructure Company LLC (the “Company”) on behalf of ISQ Open Infrastructure Company LLC – Series I (the “Series I”) and ISQ Open Infrastructure Company LLC – Series II (the “Series II” and together with Series I the “Series”):

1. Expense Limitation. Through and including, June 30, 2026 (the “Limitation Period”), subject to the terms hereof, the Manager agrees that, except as provided in Section 2 below, it will forego an amount of its monthly management fee and/or pay, absorb or reimburse certain expenses of the Company (and in turn each Series), to the extent necessary so that, for any fiscal year, the Company’s annual Specified Expenses (as defined below) do not exceed 0.75% of the Company’s net assets as of the end of each calendar month (the “Expense Limitation”). In any month, the Manager shall reimburse the Company for Specified Expenses over the Expense Limitation by first foregoing at that time the requisite amount of its monthly management fee and then, if such foregone amount is insufficient, by directly reimbursing the Company for any additional excess Specified Expenses over such Expense Limitation. For purposes of this letter agreement, the monthly value of the Company’s net assets will be determined in a manner consistent with the Company’s private placement memorandum, as amended from time to time (the “Private Placement Memorandum”).

2. Specified Expenses. The Expense Limitation applies only to the Company’s “Specified Expenses,” which is defined to include all expenses incurred in the business of the Company, including organizational and offering costs and any costs associated with the transfer of a warehoused Infrastructure Asset to the Company (as described in the Private Placement Memorandum), with the exception of (i) the management fee (as described in the Private Placement Memorandum), (ii) the performance participation allocation (as described in the Private Placement Memorandum), (iii) the servicing fee (as described in the Private Placement Memorandum), (iv) Infrastructure Asset level expenses (as described in the Private Placement Memorandum), (v) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated transactions, in each case, accrued on or after the Company acquires its first Infrastructure Asset (as defined in the Private Placement Memorandum), (vi) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (vii) taxes, (viii) ordinary corporate operating expenses (including costs and expenses related to hiring, retaining, and compensating employees, officers and directors of the Company) accrued on or after the Initial Offering, (ix) certain insurance costs and (x) extraordinary expenses (as determined in the sole discretion of the Manager).

3. Term. This letter agreement will remain in effect throughout the Limitation Period, unless terminated by the Company’s Board of Directors upon thirty (30) days’ written notice to the Manager. This letter agreement may be renewed by the mutual agreement of the Manager and the Company for successive terms. Unless so renewed, this letter agreement will terminate automatically at the end of the Limitation Period. This letter agreement will also terminate automatically upon the termination of that certain Management Agreement, as amended from time to time (the “Management Agreement”), between the Company (on behalf of each Series) and the Manager unless a new management agreement with the Manager (or with an affiliate under common control with the Manager) becomes effective upon such termination.

4. Excess Expenses. In consideration of the Manager’s agreement as provided herein, the Company agrees to carry forward the amount of the foregone management fees and expenses paid, absorbed, or reimbursed by the Manager, for a period not to exceed five years from the end of the month in which the Manager waived or reimbursed such fees or expenses (“Excess Expenses”) and to reimburse the Manager in the amount of such Excess Expenses as promptly as possible, on a monthly basis, but only to the extent that such reimbursement does not cause the Company’s annual Specified Expenses plus recoupment to exceed 0.75% of the Company’s net assets as of the end of each calendar month. For the avoidance of doubt, if, at the end of any fiscal year in which the Company has reimbursed the Manager for any Excess Expenses, the Company’s Specified Expenses for such fiscal year exceed the Expense Limitation, the Manager shall promptly pay the Company an amount equal to the lesser of: (i) the amount by which the Company’s Specified Expenses for such fiscal year exceed the Expense Limitation; and (ii) the amount of reimbursements for Excess Expenses paid by the Company to the Manager in such fiscal year. Any payment by the Manager to the Company pursuant to the foregoing sentence shall be subject to later reimbursement by the Company in accordance with this Section 4. The Manager’s obligations under this Section 4 shall survive termination of this letter agreement.

5. Survival; Reimbursement. The Company’s obligations under this letter agreement shall survive termination of this letter agreement as provided in Section 3 above. Upon dissolution, liquidation, sale of substantially all of the assets of the Company or termination of the Management Agreement, including termination of the Management Agreement by the Company, the Company shall first reimburse the Manager any amounts previously reimbursed by the Manager to the Company under this letter agreement in excess of the total management fees that would have otherwise been due to the Manager by the Company.

6. Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

7. Construction and Forum. This letter agreement shall be governed by the laws of the State of New York. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

8. Counterparts. For the convenience of the parties, any number of the counterparts of this letter agreement may be executed by any one or more parties hereto, including by facsimile or PDF, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter agreement or any document to be signed in connection with this letter agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

9. Severability. If any one or more of the covenants, agreements, provisions or texts of this letter agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this letter agreement and shall in no way affect the validity or enforceability of the other provisions of this letter agreement.

[Signature page follows.]

I SQUARED CAPITAL REGISTERED ADVISOR LLC

By:	I Squared Capital, LLC, its sole member

By:	ISQ Holdings, LLC, its managing member

By:	/s/ Gautam Bhandari
	Name:	Gautam Bhandari
	Title:	Manager

Accepted and Agreed:

ISQ OPEN INFRASTRUCTURE COMPANY LLC

By:	/s/ Irina Zilbergleyt
	Name:	Irina Zilbergleyt
	Title:	Chief Operating Officer

[Signature Page to ISQ Open Infrastructure Company LLC Expense Limitation and Reimbursement Agreement]